Exhibit 99.1

For Immediate Release:  May 10, 2004

Contact:  Fred H. Geyer

(901) 746-2020

True Temper Sports Announces

2004 First Quarter Results

Results of Operations

Memphis, Tennessee…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced its 2004 first quarter results.  Net sales for the first quarter decreased slightly to $30.2 million from $31.6 million during the first quarter of 2003.  Net income for the first quarter decreased to a net loss of $8.0 million from net income of $2.6 million in the first quarter of last year.  Excluding the impact of certain one time acquisition related expenses, described more fully below, net income would have increased to $2.9 million, or 11.3%, in the first quarter of 2004 from the first quarter of 2003.  Adjusted EBITDA (defined below) for the first quarter increased 4.5% to $9.0 million in 2004 from $8.6 million in 2003.

On January 30, 2004, TTS Holdings LLC, a new company formed by Gilbert Global Equity Partners L.P., entered into a stock purchase agreement with our direct parent company, True Temper Corporation, and certain of its security holders, pursuant to which TTS Holdings LLC and certain members of our senior management agreed to purchase all of the outstanding shares of capital stock of True Temper Corporation.  The transaction contemplated by the purchase agreement closed on March 15, 2004.  As part of this transaction, the Company was recapitalized through the establishment of a new senior credit facility and the issuance of new 8 3/8% senior subordinated notes due 2011.  In conjunction with this recapitalization, certain expenses related to the early extinguishment of long-term debt and other related transaction fees were recorded totaling $14.6 million, resulting in a $10.9 million after-tax reduction to net income.  The transaction was accounted for using the purchase method of accounting.  Accordingly, the financial statements present the historical cost basis results of the Company as “predecessor” through March 14, 2004, and the results of the Company as “successor” from March 15, 2004 through March 28, 2004.  The sum of the results of the predecessor and successor companies is also included, and labeled as “combined” company.

In his comments about the Company’s performance, Scott Hennessy, President and CEO said, “We are pleased with our performance for this past quarter.  Although the top revenue line was off slightly due to a few pockets of inventory in the pipeline and some timing issues related to our OEM partner new product launches, our profitability continued to improve on a year over year basis.  Our cost control and productivity programs enabled us to grow both our gross profit margin and Adjusted EBITDA margin when compared to the first quarter of 2003.”

Mr. Hennessy continued, “In addition, we introduced a number of revolutionary new products during this past quarter that position us very well for the future.  Of particular note is the introduction of our new ProLaunch series of graphite shafts which are experiencing a great reception from the professional golf tours, as well as consumers and our OEM partners.”

Outlook

In his comments about the Company’s future performance, Mr. Hennessy said, “Although it is still early in the season, we are beginning to see some encouraging indicators.  For the first time in many quarters the number of golf rounds being played is up, and industry reports are indicating a pickup of sales activity at retail outlets.  If this trend continues throughout the year, we expect some improvement in overall inventory levels and a corresponding increase in our company’s revenue, primarily during the second half of the year.”

“I am particularly encouraged by the success of our performance sports segment.  As we continue to focus our efforts toward growing our hockey, bike and lacrosse business lines, sales for the first quarter improved 28% over the prior year.”

“It is also exciting to see our new facility in southern China coming up to speed and producing top quality products and increasing our company’s capacity.  This effort should help continue to drive the company’s performance for the remainder of 2004 and into the future.”

Conference Call

True Temper management is scheduled to discuss the Company’s operating performance in a conference call on Tuesday  May 11, 2004 at 3:00 p.m. Eastern Time.  Interested parties may participate by calling 888-677-5721 just prior to the start time.  Callers should request the “True Temper Earnings Call”.  A replay of the conference call will be available from approximately 6:00 p.m. Eastern Time on May 11, 2004 until 6:00 p.m. Eastern Time on May 16, 2004.  The replay may be accessed by calling 800-645-7431 or 402-220-0257.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by the Company.  This document, including but not limited to, comments under the “Outlook” section of this document, contains forward-looking statements.  All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance.  However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements.  Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission (SEC), and recently in the Business Risks section of Item 1 to Part 1 of our 2003 Annual Report on Form 10-K filed with the SEC on March 12, 2004, and also disclosed in our Form S-4 Registration Statement filed with the SEC on April 13, 2004.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Definitions

EBITDA and Adjusted EBITDA are measurements we believe gauge our liquidity and operating performance.   The Company’s definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedule.

TRUE TEMPER SPORTS, INC.

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Predecessor Company	Successor Company	Combined Company	Predecessor Company
	Period from January 1 to March 14, 2004	Period from March 15 to March 28, 2004	For the Three Months Ended March 28, 2004	For the Three Months Ended March 30, 2003

NET SALES	$20,247	$9,964	$30,211	$31,601
Cost of sales	11,871	5,988	17,859	19,753
GROSS PROFIT	8,376	3,976	12,352	11,848

Selling, general and administrative expenses	3,635	564	4,199	4,074
Business development and start-up costs	100	83	183	125
Transaction and reorganization expenses	5,381	—	5,381	—
Loss on early extinguishment of long-term debt	9,217	—	9,217	—
OPERATING INCOME (LOSS)	(9,957)	3,329	(6,628)	7,649

Interest expense, net of interest income	2,498	685	3,183	3,328
Other expenses (income), net	(2)	2	—	5
INCOME (LOSS) BEFORE INCOME TAXES	(12,453)	2,642	(9,811)	4,316

Income taxes	(2,845)	1,045	(1,800)	1,732
NET INCOME (LOSS)	$(9,608)	$1,597	$(8,011)	$2,584

TRUE TEMPER SPORTS, INC.

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Successor March 28, 2004	Predecessor December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,352	$8,389
Receivables, net	19,890	15,612
Inventories	15,881	15,656
Prepaid expenses and other current assets	3,046	2,271
Total current assets	42,169	41,928

Property, plant and equipment, net	14,648	15,026
Goodwill, net	256,028	71,506
Deferred tax assets	50,835	47,902
Other assets	7,560	3,254
Total assets	$371,240	$179,616

LIABILITIES & STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,100	$4,500
Accounts payable	5,665	4,992
Accrued expenses and other current liabilities	10,054	8,675
Total current liabilities	16,819	18,167

Long-term debt, net of current portion	233,900	109,230
Other liabilities	6,134	3,426
Total liabilities	256,853	130,823

STOCKHOLDER’S EQUITY
Common stock — par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	112,715	40,326
Retained earnings	1,597	8,796
Accumulated other comprehensive income (loss), net of taxes	75	(329)
Total stockholder’s equity	114,387	48,793
Total liabilities and stockholder’s equity	$371,240	$179,616

TRUE TEMPER SPORTS, INC.

(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Predecessor Company	Successor Company	Combined Company	Predecessor Company
	Period from January 1 to March 14, 2004	Period from March 15 to March 28, 2004	For the Three Months Ended March 28, 2004	For the Three Months Ended March 30, 2003
OPERATING ACTIVITIES
Net income (loss)	$(9,608)	$1,597	$(8,011)	$2,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	671	78	749	743
Amortization of deferred financing costs	109	—	109	213
Transaction and reorganization expenses	5,381	—	5,381	—
Loss on early extinguishment of long-term debt	9,217	—	9,217	—
Deferred taxes	(3,015)	1,081	(1,934)	1,647
Changes in operating assets and liabilities, net	227	(2,155)	(1,928)	504
Net cash provided by operating activities	2,982	601	3,583	5,691

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(330)	(42)	(372)	(379)
Net cash used in investing activities	(330)	(42)	(372)	(379)

FINANCING ACTIVITIES
Proceeds from issuance of bank debt	—	110,000	110,000	—
Proceeds from issuance of Senior Subordinated Notes	—	125,000	125,000	—
Principal payments on bank debt	(7,700)	—	(7,700)	(1,000)
Repay bank debt, including accrued interest	—	(6,335)	(6,335)	—
Call Senior Subordinated Notes, including accrued interest and call premium	—	(109,455)	(109,455)	—
Payment of debt issuance costs	—	(8,455)	(8,455)	(255)
Dividends paid	—	(102,518)	(102,518)	(474)
Transaction and reorganization expenses, including cash.payments for direct acquisition costs	(463)	(8,280)	(8,743)	—
Other financing activity	(42)	—	(42)	(40)
Net cash used in financing activities	(8,205)	(43)	(8,248)	(1,769)

Net increase (decrease) in cash	(5,553)	516	(5,037)	3,543
Cash at beginning of period	8,389	2,836	8,389	7,070
Cash at end of period	$2,836	$3,352	$3,352	$10,613

EBITDA and Adjusted EBITDA Defined

EBITDA represents operating income or loss plus depreciation and amortization of intangible assets.  Adjusted EBITDA represents EBITDA plus management services fee, business development and start-up costs, transaction and reorganization expenses and loss on early extinguishment of debt. Not all adjustments described are applicable to the periods identified in the table below.

EBITDA and Adjusted EBITDA for the first quarter of 2004 and 2003 are calculated as follows:

	Predecessor Company	Successor Company	Combined Company	Predecessor Company
	Period from January 1 to March 14, 2004	Period from March 15 to March 28, 2004	For the Three Months Ended March 28, 2004	For the Three Months Ended March 30, 2003
Operating income (loss)	$(9,957)	$3,329	$(6,628)	$7,649
Plus:
Depreciation and amortization	671	78	749	743
EBITDA	(9,286)	3,407	(5,879)	8,392
Plus:
Business development and start-up costs	100	83	183	125
Transaction and reorganization expenses	5,381	—	5,381	—
Loss on early extinguishment of long-term debt	9,217	—	9,217	—
Management fee	108	17	125	125
Adjusted EBITDA	$5,520	$3,507	$9,027	$8,642

EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators used by certain investors and analysts as a measure of the Company’s liquidity and indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as substitutes for measures of liquidity or operating performance prepared in accordance with GAAP.

Following is a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

	Predecessor Company	Successor Company	Combined Company	Predecessor Company
	Period from January 1 to March 14, 2004	Period from March 15 to March 28, 2004	For the Three Months Ended March 28, 2004	For the Three Months Ended March 30, 2003
Adjusted EBITDA	$5,520	$3,507	$9,027	$8,642
Cash interest payments	(348)	—	(348)	(352)
Cash income tax payments	(174)	—	(174)	(58)
Business development and start-up costs	(100)	(83)	(183)	(125)
Management fee	(108)	(17)	(125)	(125)
Changes in working capital requirements, net of non-cash interest, and other	(1,808)	(2,806)	(4,614)	(2,291)
Net cash provided by operating activities	$2,982	$601	$3,583	$5,691